Exhibit 10(b)
EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”), made in Stamford, Connecticut as of May 12, 2023, between United Rentals, Inc., a Delaware corporation (the “Company” and together with its affiliates, the “Group”), and JOLI GROSS (“Executive”).
WHEREAS, the Company desires to employ Executive as its Senior Vice President, General Counsel, Corporate Secretary & Chief Sustainability Officer (collectively, the “Position”), and Executive desires to accept such employment on the terms and conditions hereinafter set forth.
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:
1.At Will Employment.
Executive will be employed by the Company at will, which means that either Executive or the Company may terminate the employment relationship at any time and for any reason or no reason. Notwithstanding the foregoing, following the termination of Executive’s employment, Executive shall be entitled to the compensation and benefits provided for in Section 4 of this Agreement, as applicable depending on the circumstances of such termination, in accordance with such provisions.
2.Employment.
(a)Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve in the Position.
(b)Performance of Duties. During Executive’s employment, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the President and Chief Executive Officer of the Company (or his/her designee) and serve the Company to the best of Executive’s ability in the Position. Executive shall devote Executive’s full business time, attention and best efforts to the business and affairs of the Company. In Executive’s capacity in the Position, Executive shall have such duties and responsibilities as are customary for Executive’s position and any other duties and responsibilities Executive may be assigned by the President and Chief Executive Officer (or his/her/their designee) of the Company.
(c)Place of Performance. Executive shall be based at the Company’s offices in Stamford, Connecticut. Executive recognizes that Executive’s duties will require, at the Company’s expense, routine travel to domestic and international locations.
3.Cessation/Indemnification.
(a)Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

(b)Indemnification. The Company shall indemnify Executive in accordance with, and subject to, the terms of the indemnification agreement in the form attached hereto as Exhibit A (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.
4.Compensation Following Termination. Except as provided in this Section 4, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of Executive’s employment, regardless of the reason for such termination.
(a)General. On any termination of Executive’s employment, Executive shall be entitled to:
(i)any accrued but unpaid base salary for services rendered through the date of termination;
(ii)any vacation accrued but unused as of the date of termination;
(iii)any accrued but unpaid expenses required to be reimbursed in accordance with Company policies as in effect from time to time;
(iv)receive any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company; and
(v)such rights as Executive has under the terms of the Indemnification Agreement.
(b)Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated (i) by the Company for Cause (as defined below) or (ii) by Executive without Good Reason (as defined below), Executive shall be entitled only to those items identified in Section 4(a).
(c)Termination by Reason of Death or Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), Executive (or Executive’s estate, as the case may be) shall be entitled only to the following:
(i)those items identified in Section 4(a); and
(ii)if Executive (or, following Executive’s death, Executive’s spouse) is eligible for and timely elects medical continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 for Executive and Executive’s spouse and/or dependents then currently enrolled in such coverage (“COBRA Continuation Coverage”), the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The “COBRA Payment End Date” shall be the earlier of (A) 12 months following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under any group health plan of the new employer. If during the period Executive is receiving COBRA Continuation Coverage, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility.
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(d)Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled only to the following:
(i)those items identified in Section 4(a);
(ii)if Executive is eligible for and timely elects COBRA Continuation Coverage, the Company will pay the monthly premiums for the level of coverage Executive maintained on the date of termination through the COBRA Payment End Date, provided that if during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under any group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility; and
(iii)an amount equal to (x) 100% of Executive’s base salary as of the date of Executive’s termination of employment and (y) 100% of Executive’s target incentive opportunity under the United Rentals, Inc. Annual Incentive Compensation Plan or any successor plan thereto, as it may be amended from time to time, calculated based on Executive’s base salary as of the date of Executive’s termination of employment, which, subject to Section 7, shall be payable during the twelve (12) month period following the date of termination every two (2) weeks in installments equal to 1/26th of such amount, provided, however, that the first payment shall be on the pay day coinciding with or next following the sixtieth (60th) day after the date of termination, and such payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of termination.
(e)Definitions of Cause, Good Reason and Disability.
(i)For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) Executive has willfully misappropriated any funds or property of the Group, or has willfully destroyed property of the Group; (B) Executive has committed (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform Executive’s duties and responsibilities with the Company or that causes material damage to the Group or its operations or reputation; (C) Executive has (1) obtained personal profit from any transaction of or involving the Company or an affiliate of the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior approval of the Company or (2) engaged in any other willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Group and which has resulted or is reasonably likely to result in material damage to the Group; (D) Executive’s material failure to perform Executive’s duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(e)(i)(D) shall be effective only if, within twenty (20) days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform Executive’s duties and that reasonably identifies the reason(s) for such determination, Executive has failed to cure such failure to perform; (E) Executive’s use of alcohol or drugs has materially interfered with Executive’s ability to perform Executive’s duties and responsibilities with the Company; (F) Executive has knowingly made any untrue statement or omission of a material nature to the Company or an affiliate of the Company; (G) Executive has knowingly falsified Company records (or those of one of its affiliates); (H) Executive has willfully committed any act (1) which is intended to materially damage the reputation of the Company or an affiliate of the Company or (2) which in fact materially damages the reputation of the Company or an affiliate; (I) Executive (1) has willfully violated the Company’s material policies or rules (including, but not limited to, the Company’s equal employment opportunity policies), which violation has resulted or is reasonably likely to
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result in damage to the Group, or (2) is guilty of gross negligence or willful misconduct in the performance of Executive’s duties with the Company, which has resulted or is reasonably likely to result in material damage to the Group; (J) Executive has materially breached a covenant set forth in Section 5 or otherwise materially violated any confidentiality, non-competition or non-solicitation prohibitions imposed on Executive under common law or under the terms of any agreement with the Company; or (K) Executive has willfully obstructed or attempted to obstruct, or has willfully failed to cooperate with, any investigation authorized by the Board of Directors of the Company or any governmental or self-regulatory authority regarding a Company matter.
(ii)For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) the Company removes Executive from the Position, other than due to his resignation or for Cause; (B) a decrease in the Executive’s base salary; (C) a material breach of this Agreement by the Company; (D) Executive’s job site is relocated to a location which is more than twenty five (25) miles from Stamford, Connecticut, unless the parties mutually agree in writing to such relocation; (E) material diminution of Executive’s duties or responsibilities (it being understood by the parties that a simultaneous increase and decrease of Executive’s duties and responsibilities shall not constitute Good Reason) or (F) the failure by the Company to obtain the express written assumption of this Agreement by any successor to all or substantially all of the Company’s business or operations; provided, however, that a termination by Executive for Good Reason under this Section 4(e)(ii) shall be effective only if, within 30 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and that reasonably identified the reason(s) for such determination, such notice to be given not later than 90 days after the occurrence (or, if later, the date that Executive becomes aware or reasonably should have become aware of such occurrence) of the event(s) claimed to constitute Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.
(iii)For purposes of this Agreement, “Disability” shall occur in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) ninety (90) consecutive days or (B) six months in any 12-month period, in either case due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period to the extent permitted by Section 409A.
(f)Effect of Material Breach of Section 5 on Compensation Following Termination of Employment. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, except as otherwise required by law, Executive shall not be entitled to any payments (or if payments have commenced, any continued payment) under this Section 4.
(g)Resignation of Offices Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees that Executive will be deemed to resign from all offices and positions Executive holds with the Group (including, without limitation, on the board of directors or board of manager of any member of the Group); and further agrees that Executive shall execute such documents as shall be reasonably necessary to give effect to such resignations.
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(h)No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, if any, upon and following Executive’s termination of employment, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon and subject to (i) the execution and delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Group and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and (ii) Executive not revoking such release within (7) seven days of Executive’s delivery of the release. The Company shall provide Executive with the proposed form of such release no later than seven (7) days following the date of termination, and Executive shall execute and cause to become irrevocable such release no later than fifty-two (52) days after the date of termination.
5.Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
(a)No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage Executive’s personal investments and otherwise attend to personal affairs, including charitable, social and political activities in a manner that does not unreasonably interfere with Executive’s responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
(b)Noncompetition; Nonsolicitation.
(i)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers, vendors, distributors and suppliers of the Company renders Executive special and unique within the Company’s industry. In consideration of Executive’s continued employment, any payment(s) by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during Executive’s employment with the Company and for twelve (12) months following termination of Executive’s employment (the “Covered Time”), Executive shall not, directly or indirectly (whether through affiliates, relatives, or otherwise), engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5(b) will not be deemed breached solely because Executive passively owns, without Executive’s active involvement, less than five percent (5%) of the outstanding common stock of a publicly-traded company.
(ii)In further consideration of any payment(s) by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during the Covered Time,
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Executive shall not, directly or indirectly (whether through affiliates, relatives, or otherwise), (A) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Group to terminate his, her, or its relationship with the Company or such affiliate; (B) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Group to become employees, agents, representatives or consultants of any other person or entity; (C) solicit or attempt to solicit any customer, vendor, distributor or supplier of the Group in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (D) persuade or seek to persuade any customer, vendor, distributor or supplier of the Group to cease to do business or to reduce the amount of business which such customer, vendor, distributor or supplier has customarily done or contemplates doing with the Group, whether or not the relationship between the Company or its affiliate and such customer, vendor, distributor or supplier was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5(b) only, during the Covered Time, the terms “customer,” “vendor,” “distributor,” and “supplier” shall mean a customer, vendor, distributor or supplier who has done business with the Group within twelve (12) months preceding the termination of Executive’s employment.
(iii)Executive understands that the provisions of this Section 5(b) may limit Executive’s ability to earn a livelihood in a business similar to the business of the Group but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 1 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, which may allow Executive to sufficiently earn a living in other available industries, Executive agrees that Executive will not assert in any forum that any provisions of this Agreement prevent Executive from earning a living or otherwise are void or unenforceable or should be held void or unenforceable. Executive further affirms that Executive has had adequate opportunity to review this provision, as well as this Agreement in its entirety, with counsel of Executive’s choosing.
(iv)For purposes of this Agreement, “Competing Business” shall mean (A) any business in which the Group is currently engaged, including, but not limited to, renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial work platforms, traffic safety equipment, trench safety equipment, pumps, tanks, filtration, power and HVAC equipment, industrial equipment, sanitation equipment, landscaping equipment, home repair equipment, maintenance equipment, contractor supplies, general tools, light equipment and specialty equipment, as well as the buying of companies that engage in such activities, along with the training and computer systems designed, developed and utilized with respect to support any of the foregoing; (B) any other future business which the Group engages, or has planned to engage, in to a material extent during Executive’s employment with the Company; and (C) any entities such as, but not limited to 1) Aggreko, 2) Caterpillar, 3) CAT Rental, 4) Deere & Co., 5) H & E Equipment, 6) Herc Rentals, 7) Home Depot, 8) Mobile Mini, 9) Sunstate Equipment, 10) Sunbelt Rentals, 11) Synergy Equipment, 12) any company on the “RER 100” list, and 13) any affiliate or dealer of any of the foregoing. As it relates to a Restricted Area in Europe, a “Competing Business” shall mean only those businesses in which the Group is currently engaged and any other future business which the Group engages in any country in Europe.
(v)For purposes of this Agreement, “Restricted Area” means (A) the states of 1) Alabama, 2) Alaska, 3) Arizona, 4) Arkansas, 5) California, 6) Colorado, 7) Connecticut, 8) Delaware, 9) Florida, 10) Georgia, 11) Hawaii, 12) Idaho, 13) Illinois, 14) Indiana, 15) Iowa, 16) Kansas, 17) Kentucky, 18) Louisiana, 19) Maine, 20) Maryland (including
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the District of Columbia), 21) Massachusetts, 22) Michigan, 23) Minnesota, 24) Mississippi, 25) Missouri, 26) Montana, 27) Nebraska, 28) Nevada, 29) New Hampshire, 30) New Jersey, 31) New Mexico, 32) New York, 33) North Carolina, 34) North Dakota, 35) Ohio, 36) Oklahoma, 37) Oregon, 38) Pennsylvania, 39) Rhode Island, 40) South Carolina, 41) South Dakota, 42) Tennessee, 43) Texas, 44) Utah, 45) Vermont, 46) Virginia, 47) Washington, 48) West Virginia, 49) Wisconsin, 50) Wyoming; the Commonwealth of Puerto Rico; the Canadian Provinces of 1) New Brunswick, 2) Newfoundland and Labrador, 3) Nova Scotia, 4) Ontario, 5) Prince Edward Island, 6) Quebec, 7) Manitoba, 8) Saskatchewan, 9) Alberta, and 10) British Columbia; and the countries of 1) United Kingdom, 2) France, 3) Germany, 4) Netherlands, 5) Belgium, 6) Australia, and 7) New Zealand; (B) any state in the United States, any province in Canada and any country in Europe and/or Oceania in which the Group conducts any business on the date of the determination of whether Executive is engaged in a Competing Business or at any time within twelve (12) months preceding such date; and (C) the area within a fifty (50) mile radius of any office, branch or facility of the Group (whether foreign or domestic) in which the Group conducts any business on the date of the determination of whether Executive is engaged in a Competing Business or at any time within twelve (12) months preceding such date.
(vi)In the event that Executive ceases employment with the Company for any reason, Executive shall provide any prospective or actual new employer with a copy of this Agreement. Regardless of the foregoing, the Company shall have a right to provide any prospective or actual new employer with a copy of this Agreement. To the extent required by state or local law, compensation sections relating to Executive’s employment with the Company may be redacted.
(c)Confidential Information; Surrender of Records, Nondisclosure.
(i)Executive acknowledges that during the course of Executive’s employment with the Company Executive will necessarily have access to and make use of proprietary information and confidential records of the Group. Executive covenants that Executive shall not, during Executive’s employment or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (A) the software products, programs, applications, and processes utilized by the Group; (B) the name and/or address of any customer, vendor, distributor or supplier of the Group or any information concerning the transactions or relations of any customer, vendor, distributor or supplier of the Group with the Group or any of its partners, principals, directors, officers or agents; (C) any information concerning any product, technology, or procedure employed by the Group but not generally known to its or their customers, vendors, distributors, suppliers or competitors, or under development by or being tested by the Group but not at the time offered generally to customers, vendors, distributors or suppliers; (D) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Group; (E) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Group; (F) any business plans, budgets, advertising or marketing plans; (G) any information contained in any of the written or oral policies and procedures or manuals of the Group; (H) any information belonging to customers, vendors, distributors or suppliers of the Group or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (I) any inventions, innovations or improvements covered by this Agreement; (J) information regarding the Company’s current employees and their assigned duties and compensation; (K) all written, graphic, electronic,
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digital, and other material relating to any of the foregoing; and (L) all trade secrets of the Group. Executive acknowledges and understands that information that is not novel or copyrighted or patented or a trade secret may nonetheless be proprietary information. The term “proprietary information” shall not include information that is or becomes generally available to and known by the public through no direct or indirect efforts of Executive or information that is or becomes available to Executive on a non-confidential basis from a source other than the Group, or the directors, officers, employees, partners, principals or agents of the Group (other than as a result of a breach of any obligation of confidentiality).
(ii)Executive shall not during Executive’s employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, digital, or electronic or other media or equipment of any kind which may be in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information. All property and records of the Group (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
(iii)Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a governmental entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any governmental entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(iv)Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.
(d)Non-Disparagement. During the term of this Agreement and thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Group or any of its employees, officers or directors.
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(e)Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of Executive’s employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
(f)Enforcement. Executive acknowledges and agrees that, by virtue of Executive’s position, Executive’s services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Group of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. Executive agrees that his/her obligations under this Agreement supplement and are in addition to, and shall not supersede, modify or otherwise affect, his/her obligations under any restricted stock, option or other equity agreements. Nothing contained herein shall adversely affect or impair the Company’s right to enforce any of the restrictive covenants or other post-employment obligations contained in any restricted stock, option or other equity agreement, at the Company’s sole discretion.
6.Successors; Binding Agreement.
(a)Company’s Successors. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) or any assignee thereof.
(b)Executive’s Successors. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to Executive’s legal representatives or estate.
7.Miscellaneous.
(a)Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that Executive shall perform Executive’s duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.
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(b)Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall (i) pay Executive a per diem fee based on Executive’s base salary for work performed in connection with such obligation, provided that Executive shall not be entitled to receive per diem fees in respect of cooperation provided during any period for which Executive is receiving payments pursuant to Section 4 above and further provided that such work shall be approved in advance in writing by the Company and (ii) reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.
(c)Assistance in Proceedings, Etc. Executive shall, during and after Executive’s employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Group. The Company shall (i) pay Executive a per diem fee based on Executive’s base salary (with portions of days being aggregated to form days of eight hours) for material work performed in connection with such obligations (i.e., Executive is required to attend a meeting or spend more than one hour during a day responding to or otherwise participating in telephone, email, or telecopy communications) subsequent to termination of Executive’s employment with the Company, provided that (A) such work is approved in advance in writing by the Company, (B) no payments shall be due in connection with assistance provided during any period for which Executive is receiving any payments pursuant to Section 4 above and (C) no payments shall be due for any time Executive spends testifying before the U.S. Securities and Exchange Commission or in any proceeding; and (ii) reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.
(d)Mitigation. Executive shall not be required to mitigate damages or the amount of any payment that might be provided to Executive under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments that might be provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.
(e)No Right of Set-off. Subject to Section 4(f), the obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
(f)Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that Executive will take no action which is intended, or would reasonably be expected, to harm the reputation of the Group or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Group. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.
(g)Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.
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(h)Arbitration.
(i)General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters arising out of or related to this Agreement, any other agreement between Executive and the Company, or Executive’s employment with the Company or the termination thereof, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment, provided, however, that disputes under the Indemnification Agreement shall not be arbitrable pursuant to this provision.
(ii)Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 5 of this Agreement. For purposes of seeking enforcement of Section 5, the Company and Executive hereby exclusively consent to the jurisdiction of any state court sitting in Fairfield County, Connecticut, or any federal court in the District of Connecticut.
(iii)The Arbitration. Any arbitration pursuant to this Section 7(h) shall take place within Fairfield County, Connecticut, under the auspices of the American Arbitration Association, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators will be final and binding on both parties and may be entered in any state court sitting in Fairfield County, Connecticut; or any federal court in the District of Connecticut.
(iv)Fees and Expenses. In any arbitration or action for injunctive relief pursuant to this Agreement except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.
(v)Exclusive Forum. Except as permitted by Section 7(h)(ii) hereof, arbitration in the manner described in this Section 7(h) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(h)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(h), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.
(i)Section 409A of the Code.
(i)This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. The Company makes no representations regarding the tax
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implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limit, under Section 409A.
(ii)Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period, together with interest at the applicable federal rate pursuant to Section 1274 of the Code. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement.
(iii)To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).
(j)Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment.
(k)Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.
(l)Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such
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covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable, and that the court or arbitration panel may enforce each provision to the fullest extent enforceable even if such particular provision is not expressly divisible.
(m)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.
(n)Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.
(o)Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to United Rentals, Inc., 100 First Stamford Place – Suite 700, Stamford, CT 06902, attn: General Counsel; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered, on the date following delivery to an overnight delivery service for next day delivery prior to such service’s deadline for such delivery, or on the date that is three days after the date of mailing if sent by registered or certified mail.
(p)Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement or the Indemnification Agreement. The respective obligations of Executive and the Company as provided in the Indemnification Agreement, and Sections 4,5,6 and 7 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.
(q)Counterparts. This Agreement may be executed digitally, electronically and/or by facsimile, and may be transmitted digitally, electronically, and/or by facsimile, in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

UNITED RENTALS, INC.	EXECUTIVE:
By: /s/ Craig Pintoff	/s/ Joli Gross
Name: Craig Pintoff Title: EVP, Chief Administrative Officer	Joli Gross

EXHIBIT A
INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”) is made as of May 12, 2023, by and between United Rentals, Inc., a Delaware corporation (the “Company”), and JOLI GROSS (“Indemnitee”). This Agreement supersedes and replaces any and all previous agreements between the Company and Indemnitee covering the subject matter of this Agreement.
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors or officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
WHEREAS, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. Indemnitee may be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The DGCL expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplates that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;
WHEREAS, the uncertainties relating to the availability of insurance and to indemnification may increase the difficulty of attracting and retaining such persons;
WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and
WHEREAS, Indemnitee may not be willing to serve or continue to serve as an officer, director, employee or agent without adequate protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified.
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

AGREEMENT
1.Services to the Company. Indemnitee agrees to serve and continue to serve as a director or officer of the Company. The provisions of this Agreement shall also apply to any future service by Indemnitee as a director, officer, employee or agent of the Company or service at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, undertaken after the date of this Agreement. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its Subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any of its Subsidiaries or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any of its Subsidiaries or any Enterprise), or, with respect to service as a director or officer of the Company, by the Certificate of Incorporation, the Company’s By-Laws, and the DGCL. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as a director or officer, as provided in 16.
2.Certain Definitions. As used in this Agreement:
(a)“agent” means any person who is or was a director, officer, employee or other agent of the Company or a Subsidiary of the Company or other person authorized by the Company to act for the Company, to include such person serving in such capacity as a director, officer, employee, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a Subsidiary of the Company.
(b)A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;
(ii)Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in 2(b)(i), 2(b)(iii), or 2(b)(iv) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

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(iii)Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;
(iv)Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and
(v)Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.
For purposes of this 2(b), the following terms shall have the following meanings:
(A)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(B)“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(C)“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.
(c)“Corporate Status” means the status of a person as a a director, officer, employee or agent of the Company or of any other corporation, limited liability company, partnership or joint venture, trust or other enterprise which such person is or was serving at the request of the Company.
(d)“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(e)“Enterprise” means the Company and any other corporation, limited liability company, partnership, joint venture, trust, or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, employee, agent or fiduciary.

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(f)“Expenses” shall include, subject to the last sentence of this paragraph, all reasonable attorneys’ fees for one or more counsel, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of 14(d) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. The parties agree that for the purposes of any advancement or indemnification of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable in the good faith judgment of such counsel shall be presumed conclusively to be reasonable, both as to amount and as to any allocation which is required to be made. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee. The parties also agree that the selection of counsel to represent Indemnitee shall be subject to the prior written approval of the Company and that any such Indemnitee’s counsel shall agree, as a condition of such selection, to abide by the Company’s Outside Counsel Policies and Procedures, as such may be amended from time to time.
(g)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(h)“Proceeding” means any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this

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Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this paragraph.
(i)“Subsidiary” means any corporation or entity of which more than 10% of the outstanding voting securities or other voting interests is owned directly or indirectly by the Company, and one or more other Subsidiaries, taken as a whole.
(j)“other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
3.Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor, by reason of Indemnitee’s Corporate Status. Pursuant to this 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful.
4.Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this 4, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court (as hereinafter defined) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
5.Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all

KL3 2697002.1

Expenses actually and reasonably incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
6.Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
7.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. The parties agree that for purposes of determining such portion of the total Expenses to which Indemnitee is entitled under this paragraph, such allocation as is certified by affidavit of Indemnitee’s counsel shall be presumed conclusively as a reasonable allocation.
8.Additional Indemnification.
(a)Notwithstanding any limitation in 3, 4, or 5, but subject to the last sentence of 2(f), the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is a party to or participant in or threatened to be made a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of Indemnitee’s Corporate Status.
(b)For purposes of 8(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:
(i)to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and
(ii)to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors, employees and agents.
9.Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification payment in connection with any claim involving Indemnitee:
(a)for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

KL3 2697002.1

(b)for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in 2(b)(v)(A) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or
(c)except as provided in 14(d) of this Agreement, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) or declaratory judgment action prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or
(d)for any amounts paid in settlement of a Proceeding without the prior written consent of the Company to such settlement.
10.Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary (other than 14(d)), the Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding initiated by Indemnitee with the prior approval of the Board as provided in 9(c), and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. The omission by Indemnitee to notify the Company hereunder of a matter with respect to which Indemnitee intends to seek advancement will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. In accordance with 14(d), advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other

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than the execution of this Agreement. This 10 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to 9.
11.Procedure for Notification of Indemnification Request.
(a)Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. The omission by Indemnitee to notify the Company hereunder of a matter with respect to which Indemnitee intends to seek indemnification will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.
(b)The Company will be entitled to participate in the Proceeding at its own expense.
12.Procedure Upon Application for Indemnification.
(a)Upon written request by Indemnitee for indemnification pursuant to 11(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Board, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied.
(b)In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to 12(a), the Independent

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Counsel shall be selected as provided in this 12(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in 2(g), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within twenty (20) days after the later of submission by Indemnitee of a written request for indemnification pursuant to 11(a) and the final disposition of the Proceeding, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under 12(a). Upon the due commencement of any judicial proceeding or arbitration pursuant to 14(a), Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
13.Presumptions and Effect of Certain Proceedings.
(a)In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with 11(a), and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(b)Subject to 14(e), if the person, persons or entity empowered or selected under 12 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection

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with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this 13(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to 12(a) and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to 12(a).
(c)The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(d)For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Enterprise. The provisions of this 13(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(e)The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
(f)The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Certificate of Incorporation, the By-laws, vote of its stockholders or disinterested directors or applicable law.
14.Remedies of Indemnitee.
(a)Subject to 14(e), in the event that (i) a determination is made pursuant to 12 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to 10, (iii) no determination of entitlement

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to indemnification shall have been made pursuant to 12(a) within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to 5, 6, or 7 or the second to last sentence of 12(a) within ten (10) days after receipt by the Company of a written request therefor, (v) payment of indemnification pursuant to 3, 4, or 8 is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this 14(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce Indemnitee’s rights under 5. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
(b)In the event that a determination shall have been made pursuant to 12(a) that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this 14 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.
(c)If a determination shall have been made pursuant to 12(a) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company shall, to the fullest extent permitted by law, indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within twenty (20) days after receipt by the Company of a written request therefor) advance, to the extent not prohibited by law, such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company if, in the case of indemnification, Indemnitee is wholly successful on the underlying claims; if Indemnitee is not wholly successful on the underlying claims, then such

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indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.
(e)Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.
15.Non-exclusivity; Survival of Rights; Insurance; Subrogation.
(a)The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall be in addition to, and shall not be deemed exclusive of, any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment or modification of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status prior to such amendment or modification. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would then be afforded under the Certificate of Incorporation and/or By-laws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
(b)The Company shall obtain and maintain in full force and effect, subject to the last sentence of this paragraph, an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Enterprise in reasonable amounts as the Board shall determine from established and reputable insurers. Such liability insurance shall provide for individual coverage for non-indemnifiable claims, as well as coverage for the Company’s indemnification obligations under this Agreement. Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Notwithstanding the foregoing, the Company shall have no obligation to obtain and maintain such liability insurance if the Company determines in good faith that the premium costs for such insurance are (i) disproportionate to the amount of coverage provided after giving effect to exclusions and (ii) substantially more burdensome to the Company than the premiums charged to the Company for such liability insurance currently in effect.
(c)In the event of any payment made by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

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(d)The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(e)The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise shall be excess of any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise, and excess of any insurance provided by such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.
16.Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to 14 relating thereto. The indemnification and advancement of expenses rights provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.
17.Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
18.Enforcement.
(a)The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve and continue to serve as a director, officer, employee or agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director, officer, employee or agent of the Company.

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(b)This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the By-laws and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
19.Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be implied by the conduct of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.
20.Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document (including any correspondence or other communication) relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, or which may be covered by a policy of insurance provided pursuant to 15(b). The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.
21.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) sent by facsimile transmission, with receipt of oral confirmation that such transmission has been received:
(a)If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.
(b)If to the Company to:
United Rentals, Inc.
100 First Stamford Place
Stamford, CT 06902
Attention: General Counsel
or to any other address as may have been furnished to Indemnitee by the Company.
22.Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits

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received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
23.Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to 14(a), the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
24.Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
25.Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY: UNITED RENTALS, INC.

By:	/s/ Craig Pintoff
	Name:	Craig Pintoff
	Office:	EVP, Chief Administrative Officer

INDEMNITEE:

By:	/s/ Joli Gross
	Name:	Joli Gross